Exhibit 4.1

NUMBER	UNITS
U-
SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP G1195S138

BLUE ROOM ACQUISITION CORP.

UNITS CONSISTING OF ONE ORDINARY SHARE, ONE REDEEMABLE WARRANT TO PURCHASE ONE ORDINARY SHARE AND ONE RIGHT TO RECEIVE ONE-TENTH OF ONE ORDINARY SHARE.

THIS CERTIFIES THAT _____________________________is the owner of __________________Units.

Each Unit (“Unit”) consists of one ordinary share, par value $0.0001 per share (“Ordinary Shares”), of Blue Room Acquisition Corp., a Cayman Islands exempted company (the “Company”), one (1) redeemable warrant (the “Warrant”) and one (1) right (“Right”). Each Warrant entitles the holder to purchase one Ordinary Share for $11.50 per share (subject to adjustment).Each Warrant will become exercisable on the later of (i) 12 months from the closing of the Company’s initial public offering and (ii) the consummation of the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). Each Right entitles the holder thereof to receive one-tenth (1/10) of one Ordinary Share, for no additional consideration, upon the consummation of Business Combination. Only whole Rights will be issued upon conversion of any Rights and Rights holder must hold 10 Rights in order to receive one Ordinary Share at the closing of the Business Combination. The Ordinary Shares, Warrants and Right comprising the Units represented by this certificate are not transferable separately prior to the fifty-second (52nd) business day after the date of the prospectus relating to the Company’s initial public offering, unless Maxim Group LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin.

The terms of the Warrants are governed by a Warrant Agreement, dated as of [●], 2023, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

The terms of the Rights are governed by a Rights Agreement, dated as of [●] 2023, between the Company and Continental Stock Transfer & Trust Company, as Right Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Rights Agreement are on file at the office of Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Rights holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory	Transfer Agent

Blue Room Acquisition Corp.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of equity or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	____________ Custodian ____________

TEN ENT	—	as tenants by the entireties			(Cust) (Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

For value received,	hereby sell, assign and transfer unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated
Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

As more fully described in, and subject to the terms and conditions described in, the Company’s final prospectus for its initial public offering dated [●], 2023, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in the Company’s initial public offering (the “Public Shares”) and liquidates because it does not consummate an initial Business Combination by the date set forth (the “Last Date”) in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time (the “Charter”), (ii) the Company redeems the Public Shares properly submitted in connection with a shareholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not consummate an initial Business Combination by the Last Date or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Public Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.